                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                          DEL GLOBAL TECHNOLOGIES CORP.
                              AMENDED AND RESTATED
                                STOCK OPTION PLAN
                   (as adopted effective as of January 1, 1994
                        and as amended December 14, 2000)

            AMENDMENT  NO. 1,  dated  July 17,  2003 (the  "Amendment"),  to the
Amended and Restated Stock Option Plan (the "Plan"),  as adopted effective as of
January 1, 1994 and as amended  December  14, 2000,  by Del Global  Technologies
Corp., a New York corporation (the "Company"). All capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Plan.

                                    RECITALS

            WHEREAS,  the Board of Directors created the Plan on January 1, 1994 and amended and restated the plan on December 14, 2000;

            WHEREAS,  Section  8 of the  Plan  provides  that  the  term of each
Non-Qualified  Stock  Option shall be fifteen (15) years from the date of grant, subject to earlier termination as provided in the Plan;

            WHEREAS,  the  Company's  Board of  Directors  deems it advisable to leave the term of each Option to the discretion of the Committee;

            WHEREAS, this amendment has been unanimously approved and adopted by the Company's Board of Directors;

            NOW, THEREFORE, the Plan shall be amended as follows:

            1.   Section 8, titled "Terms of Options" is hereby  amended to read in its entirety as follows:

                 The term of each ISO shall be for ten (10)  years from the date of grant, subject to earlier termination as provided in Section
                 10 hereof and  subject to the  provisions  of Section 6 hereof.
                 The term of each NON-QUALIFIED STOCK OPTION, subject to earlier termination  as  provided  in Section  10  hereof,  shall be as determined  by the  Committee  at the time of grant,  but in no case shall the term of such  NON-QUALIFIED  STOCK OPTION be for more  than ten (10)  years  from the date of  grant.  Any stock options  expiring  within the period during which the Company's shares are  suspended  from  trading on the NASDAQ Stock Market shall be subject to an  extension  of 6 months from the earlier of (i)  the  date  trading  resumes  on a  recognized  National exchange or (ii) the filing of the  Company's  Form 10K for the fiscal  year ended July 29,  2000,  Forms 10Q for the first two quarters of fiscal 2001,  and any other required  filings.  Any provision  of the  PLAN  to the  contrary  notwithstanding,  no
                 OPTION shall be exercised after the time limitations  stated in this Section 8.

            IN WITNESS WHEREOF,  the undersigned has executed this Amendment No.
1 as of the date first above written.

                                       DEL GLOBAL TECHNOLOGIES CORP.

                                       By: /s/ Samuel E. Park
                                           ------------------------------------
                                           Samuel E. Park
                                           President and Chief Executive Officer